Exhibit 99.6

               Renaissance Capital Growth & Income Fund III, Inc.
                    Renaissance US Growth & Income Trust PLC
                      BFSUS Special Opportunities Trust PLC
                       c/o Renaissance Capital Group, Inc.
                      8080 N. Central Expressway, Suite 210
                               Dallas, Texas 75206

                                  July 11, 2002

D&B Acquisition Sub, Inc.
D&B Holdings, I, Inc.
c/o Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY  10166

                             Re: Dave & Buster's Inc.

Gentlemen:

     This letter sets forth our agreement that, for the purpose of inducing you to enter into Amendment No. 1 to the Merger Agreement (as defined below), Renaissance Capital Growth & Income Fund III, Inc., Renaissance US Growth & Income Trust PLC and BFSUS Special Opportunities Trust PLC (the "Renaissance Funds") will vote in favor of the Agreement and Plan of Merger as amended (the "Merger Agreement") among D&B Acquisition Sub, Inc. ("Purchaser"), D&B Holdings I, Inc. and Dave & Buster's, Inc. (the "Company") at a meeting of stockholders of the Company called for that purpose, pursuant to which Purchaser will agree to merge with and into the Company and pay to holders of shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), $13.50 cash per share of Common Stock, and the Renaissance Funds will not sell or transfer their shares prior to the record date for such meeting, provided, that in the event that a tender offer or exchange offer for the Common Stock is made by a third party valued at higher than $13.50 per share, this letter agreement shall have no force or effect, and the Renaissance Funds may tender their shares to the third party, consistent with their fiduciary duties.

     This agreement shall terminate upon the earlier (a) termination of the Merger Agreement by the Company in accordance with its terms in order to accept a Superior Proposal (as defined in the Merger Agreement), (b) any other termination of the Merger Agreement in accordance with its terms, or (c) the Closing of the Merger.

    Please indicate your consent and agreement to the foregoing by signing where indicated below.


                              RENAISSANCE CAPITAL GROWTH & INCOME FUND III, INC.

                              By:      Renaissance Capital Group, Inc.,
                                       Investment Advisor

                                       By:  /s/ Russell Cleveland
                                            -----------------------------------
                                            Russell Cleveland
                                            President and CEO


                               RENAISSANCE US GROWTH & INCOME TRUST PLC


                               By:   /s/ Russell Cleveland
                                     -------------------------------------------
                                     Russell Cleveland, Director


                               BFSUS SPECIAL OPPORTUNITIES TRUST PLC


                               By:   /s/ Russell Cleveland
                                     -------------------------------------------
                                     Russell Cleveland, Director

     Agreed to and accepted this 12th day of July, 2002.

     D&B Acquisition Sub, Inc.


     By:  /s/ Simon Moore
          -----------------------------------
          Name:  Simon Moore
          Title: President


     D&B Holdings I, Inc.


     By:  /s/ Simon Moore
          -----------------------------------
          Name:  Simon Moore
          Title: President